P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	Chuck Sulerzyski
September 17, 2012		President and CEO
Peoples Bancorp Inc.
Chuck.Sulerzyski@pebo.com
(740) 373-3155

PEOPLES BANCORP INC. COMPLETES ACQUISITION OF
SISTERSVILLE BANCORP, INC.
_____________________________________________________________________

MARIETTA, Ohio - Peoples Bancorp Inc. (“Peoples”) (NASDAQ: PEBO) announced today that it has closed its acquisition of Sistersville Bancorp, Inc. (“Sistersville”) as of the close of business on September 14, 2012. Peoples and Sistersville first announced that they had entered into an agreement to merge in June 2012.
The completed acquisition included the merger of Sistersville's subsidiary, First Federal Savings Bank, into Peoples' subsidiary, Peoples Bank, National Association (“Peoples Bank”). As a result of the merger, the two full service branches of First Federal Savings Bank, located in Sistersville and Parkersburg, West Virginia, will operate as branches of Peoples Bank.
“We are delighted to be increasing our presence in Parkersburg and to be entering Sistersville,” said Chuck Sulerzyski, Peoples' President and CEO. “We are excited about the opportunity to serve our new clients in those communities.”
Under the terms of the acquisition, Peoples paid $30.81 in cash for each share of Sistersville common stock for a total cash consideration of $9,815,000. Peoples expects the acquisition to be accretive to its 2013 earnings.
At August 31, 2012, Sistersville had total assets of approximately $49 million, total loans of approximately $31 million, and total deposits of approximately $39 million. Sistersville was advised by ParaCap Group, LLC in this transaction.
Statements made in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Such risks include, but are not limited to, successful completion and integration of the transaction contemplated in this news release, adverse changes in the interest rate environment and economic conditions, the impact of competitive products and pricing, and other risks detailed in Peoples' Securities and Exchange Commission filings. Although Peoples' management believes that the expectations in these forward-looking statements are based on reasonable assumptions within the bounds of management's knowledge of Peoples' business and operations, it is possible that actual results may differ materially from these projections. Peoples undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements.
Peoples Bancorp Inc. is a diversified financial products and services company with approximately $1.9 billion in assets, 46 locations and 43 ATMs in Ohio, West Virginia and Kentucky.  Peoples makes available a complete line of banking, investment, insurance, and trust solutions through its financial service units - Peoples Bank, National Association; and Peoples Insurance Agency, LLC.  Peoples' common shares are traded on the NASDAQ Global Select Market® under the symbol "PEBO", and Peoples is a member of the Russell 3000 index of US publicly traded companies.  Learn more about Peoples at www.peoplesbancorp.com.

END OF RELEASE